November 2014 Pricing Sheet dated November 28, 2014 relating to Preliminary Terms No. 1,691 dated October 31, 2014 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Trigger PLUS Based on the Value of the S&P 500® Index due November 30, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – NOVEMBER 28, 2014
Issuer:	Morgan Stanley
Maturity date:	November 30, 2017
Underlying index:	S&P 500® Index
Aggregate principal amount:	$2,868,020
Payment at maturity:
If the final index value is greater than the initial index value: $10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level: $10
If the final index value is less than the trigger level: $10 × index performance factor
Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 15%, and possibly all, of your investment.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Leverage factor:	200%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	2,067.56, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	1,757.426, which is 85% of the initial index value
Valuation date:	November 27, 2017, subject to adjustment for non-index business days and certain market disruption events
Maximum payment at maturity:	$13.00 per Trigger PLUS (130% of the stated principal amount)
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	November 28, 2014
Original issue date:	December 3, 2014 (3 business days after the pricing date)
CUSIP / ISIN:	61764C580 / US61764C5803
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.539 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees	Proceeds to issuer(4)
Per Trigger PLUS	$10.00	$0.25 (2)
		$0.05(3)	$9.70
Total	$2,868,020	$86,040.60	$2,781,979.40
(1)
The actual price to public and agent’s commissions and fees for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by that investor.  The lowest price payable by an investor is $9.90 per Trigger PLUS.  Please see “Syndicate Information” in the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each Trigger PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest”  in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Trigger PLUS.
(4)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley.  The Trigger PLUS are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the Trigger PLUS.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 1,691 dated October 31, 2014
Product Supplement for PLUS dated November 19, 2014      Index Supplement dated November 19, 2014
Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.